Exhibit 10.5

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LICENSE AGREEMENT

by and between

VIVARTA THERAPEUTICS, L.L.C.

and

LUNG THERAPEUTICS, INC.

THIS LICENSE AGREEMENT, (the “Agreement”) effective as of March 8, 2018, (the “Effective Date”) is entered into by and between Lung Therapeutics, Inc., having and address at 2801 Via Fortuna, Suite 425, Austin, TX 78746 (herein called “Licensee”), and Vivarta Therapeutics, L.L.C., a North Carolina limited liability company, having its principal place of business at 203 Woodside Glen Place, Cary, NC 27519 (herein called “Licensor”). Licensee and Licensor are sometimes hereinafter referred to collectively as the “Parties” or individually as a “Party”.

In consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

ARTICLE I

BACKGROUND

Section 1.1. Licensor desires that its inventions be transferred to Licensee to facilitate the commercial development of products and processes related to those inventions for public use and benefit.

Section 1.2. Licensor has certain intellectual property rights as defined herein and is willing to grant licenses to Licensee pursuant to the terms of this Agreement.

Section 1.3. Licensee wishes to acquire certain license rights pursuant to the terms of this Agreement in order to develop methods and marketable products for ultimate public use and benefit by practicing the inventions licensed in this Agreement.

ARTICLE II

DEFINITIONS

As used in this Agreement, each underlined word or phrase below shall have the meaning given after it:

Section 2.1. Affiliate. Any corporation, partnership, limited liability company, joint venture or other entity that now or hereafter directly or indirectly controls, is controlled by, or is under common control with a Party. For this purpose, “control” in an Affiliate requires ownership of greater than fifty percent (50%) of: (i) voting stock of a company that issued voting stock, or (ii) ownership interest in any other enterprise. An Affiliate shall only be considered an Affiliate for so long as such control exists.

Section 2.2. Fields of Use. All fields of use of the Licensed Intellectual Property.

Section 2.3. First Commercial Sale. The first sale of any Licensed Product or Licensed Methods by Licensee or its sublicensees, following approval of its marketing by the appropriate governmental agency for the country in which the sale is to be made or, when governmental approval is not required, the first sale in that country.

Section 2.4. Intellectual Property. (i) Any patent or patent application, in any one or more countries; including, but not limited to: (A) any provisional, divisional, continuation, continuation-in-part, reexamination, reissue, extension, substitute or renewal thereof; (B) any application or patent that claims priority therefrom; (C) any foreign counterpart thereof; or (D) any underlying invention described therein; (E) any utility model or application therefor; (F) any industrial model or application therefor; (G) any certificate of invention or application therefor; (ii) any trade secret, know-how or other similar proprietary intellectual property protection or intangible legal right or interest in any one or more countries; or (iii) any other intellectual property, irrespective of whether patentable, including, but not limited to (A) any copyrights, (B) any moral right of authorship; or (C) any publicity or privacy right.

Section 2.5. Inventor. Dale Christensen, an individual resident in Cary, North Carolina.

Section 2.6. Licensed Intellectual Property. All Intellectual Property relating to epithelial sodium channel inhibitors and methods to treat pulmonary disease.

Section 2.7. Licensed Methods. Any and all methods whose practice or use, but for the licenses granted herein, would infringe or would constitute indirect infringement (including contributory or induced infringement) of the Licensed Intellectual Property.

Section 2.8. Licensed Products. Any and all products the manufacture, use, sale, offer for sale, or import of which, but for the licenses granted herein, would infringe or would constitute indirect infringement (including contributory or induced infringement) of the Licensed Intellectual Property.

Section 2.9. Net Selling Price.

[**]

Section 2.10. Other Sublicense Revenues. [**]

Section 2.11. Term. As defined in Section 8.1 hereof.

Section 2.12. Territory. Worldwide.

Section 2.13. Valid Claim. With respect to a particular country, a claim of:

(a) an issued and unexpired patent of the Licensed Intellectual Property in such country that (i) has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal; (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country; and (iii) provides exclusive and enforceable rights with respect to the sale or practice of a Licensed Product or Licensed Methods, as the case may be, in such country; or

(b) a pending patent application of the Licensed Intellectual Property that has been pending without determination of final grant (i.e., after the conclusion of any opposition proceeding) or issuance for less than [**] from the date of filing.

ARTICLE III

LICENSE GRANT

Section 3.1. Grant. The Licensor hereby grants to the Licensee and its Affiliates, within the Field of Use, for the Term of this Agreement as set forth in Section 8.1 an exclusive license even as against the Licensor, with the right to sublicense under the terms contained herein, in the Territory, under the Licensed Intellectual Property to make, have made, use, offer to sell, sell, have sold, and import Licensed Products and to practice and use Licensed Methods.

Section 3.2. Sublicense.

(a) Licensor hereby grants to Licensee the right to grant sublicenses through multiple tiers of sublicense in accordance with the terms of this Agreement. Licensee shall require each sublicensee to keep records and render reports as required in Sections 4.3, 6.1 and 6.9 and maintain insurance as required in Section 9.7. Except as expressly provided in this Section 3.2(a), all sublicenses shall have terms and conditions no less restrictive than those in this Agreement. Licensee shall include in each sublicense agreement a provision that identifies Licensor as an intended beneficiary thereof. Licensee shall deliver to Licensor a true copy of each sublicense within [**] after it is executed; provided, however, that Licensee may redact from such copy any confidential or proprietary information of Licensee or its sublicensee that is not necessary for Licensor to ascertain Licensee’s compliance with this Agreement.

(b) Termination under any of the provisions of this Agreement shall terminate all sublicenses that may have been granted by Licensee, provided that any sublicensee may elect to continue its sublicense by advising Licensor in writing, within [**] of the sublicensee’ s receipt of written notice of such termination, of its election, which written notice of election shall include such sublicensee’s express agreement to be bound to Licensor by the terms of the sublicense agreement, subject to the following: (i) Licensor shall not have any obligations to such sublicensee other than Licensor’s obligations to Licensee as set forth in this Agreement; and (ii) such sublicense agreement shall be subordinate in all respects to the applicable provisions of this Agreement; provided, however, that the scope of such sublicensee’s direct license from Licensor shall be as set forth in the sublicense agreement and such sublicensee’s financial obligations to Licensor shall be those set forth in the sublicense agreement (and not those set forth in this Agreement), except that the sublicensee shall assume Licensee’s patent cost reimbursement obligations under this Agreement with respect to those of the Licensed Intellectual Property that are covered by such sublicense agreement.

(c) Any sublicense granted hereunder by Licensee shall be reasonable and for fair market value. Licensee shall be responsible for all actions and conduct of sublicensees with respect to obligations imposed by this Agreement on Licensee. If any agreement granting a sublicense hereunder also includes the grant of a license or sublicense under patent or other intellectual property rights owned by Licensee or licensed to Licensee by a third party (collectively, “Non-Vivarta Intellectual Property”), the Other Sublicense Revenues received by Licensee under such sublicense shall be fairly and equitably allocated between the Licensed Intellectual Property arid the Non-Vivarta Intellectual Property in a manner that reflects the respective contributions to the total combined value of the Licensed Intellectual Property and the Non-Vivarta Intellectual Property, which allocation shall be mutually agreed by the parties in writing (such agreement not to be unreasonably withheld or delayed), and only the portion of such Other Sublicense Revenues that is so allocated to the Licensed Intellectual Property shall be considered “Other Sublicense Revenues” for purposes of Section 5.4(b).

ARTICLE IV

DILIGENCE

Section 4.1. Diligence. Licensee, upon the execution of this Agreement, shall diligently proceed with the development, manufacture, and sale of Licensed Products and the use and practice of Licensed Methods, and shall earnestly and with commercially reasonable effort endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

Section 4.2. Approvals. Licensee shall obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products and the practice and use of Licensed Methods.

ARTICLE V

LICENSE AND ROYALTY CONSIDERATION

Section 5.1. License Fee. Licensee will pay Licensor ten thousand dollars ($10,000) at the Effective Date. Licensee will also pay Licensor forty thousand dollars ($40,000) within thirty (30) days following Licensee’s receipt of a positive Freedom to Operate (FTO) analysis from Licensee’s legal counsel.

Section 5.2. Royalty on Sales. Licensee shall pay, or cause to be paid, to Licensor royalties on the Net Selling Price of Licensed Products and Licensed Methods sold or disposed of by Licensee or its Affiliates in the amount of [**] percent ([**]%) of Net Selling Price. If Licensee (or its Affiliate or sublicensee) obtains a license under intellectual property rights of a third party that are necessary for the manufacture, use or sale of a Licensed Product or Licensed Method in a country, then Licensee shall be entitled to offset [**]% of the royalties actually paid by Licensee (or its Affiliate or sublicensee) to such third party with respect to sales of such Licensed Product or Licensed Method in such country in a calendar quarter against the running royalties due to Licensor hereunder with respect to the Net Selling Price of such Licensed Product or Licensed Method (as applicable) in such country in such calendar quarter, provided that the royalties payable to Licensor with respect to such Licensed Product or Licensed Method in such country in a calendar quarter may not be reduced by more than [**]% as a result of any and all such offsets in the aggregate.

Section 5.3. Single Royalty. Nothing herein contained shall obligate Licensee to pay or cause to be paid to Licensor more than one royalty on any unit of Licensed Product or Licensed Methods.

Section 5.4. Sublicense Payments.

(a) With respect to royalties m connection with a sublicensee’s sale of Licensed Products or Licensed Methods (“Sublicensee Royalties”), Licensee shall pay to Licensor an amount equal to the royalty Licensor would have received from Licensee under Section 5.2 if such sale had been made by Licensee. Such payments shall be made within [**] of receipt from sublicensee by Licensee.

(b) Licensee shall pay to Licensor a percentage of all Other Sublicense Revenues received (or, where Non-Vivarta Intellectual Property is licensed or sublicensed in conjunction with the grant of a sublicense under the Licensed Intellectual Property, the applicable allocation of Other Sublicense Revenues received as determined in accordance with the definition of “Other Sublicense Revenues”). The percentage paid by Licensee to Licensor of all Other Sublicense Revenues (or the applicable allocation thereof) will be calculated in accordance with the following schedule:

(i) [**] percent ([**]%) for sublicenses granted prior to [**];

(ii) [**] percent ([**]%) for sublicenses granted prior to [**];

(iii) [**] percent [**]%) for sublicenses granted after [**];

(iv) [**] percent ([**]%) for sublicenses granted after [**]; and

(v) [**] percent ([**]%) for sublicenses granted after [**].

Section 5.5. Milestone Payment. Licensee shall pay Licensor within [**] of the first achievement of the designated event the corresponding sum set forth below:

[**].

For clarity, each of the foregoing milestone payments shall be payable only one time, for the first achievement of the applicable milestone event by the first License Product to achieve such milestone event.

Section 5.6. Warrant Issuance. Licensee agrees to issue to Licensor at the Effective Date a ten-year warrant to purchase an aggregate of 75,000 shares of Licensor’s Common Stock, par value $0.0001, for $0.12 per share.

ARTICLE VI

PAYMENTS

Section 6.1. Royalty Reports Due Dates. Commencing with the period including either the first sublicense agreement or the First Commercial Sale, whichever is first to occur, Licensee agrees to make written reports to Licensor quarterly within [**] after the first day of each calendar quarter each January, April, July, and October during the Term of this Agreement (“Royalty Reports”). If no amount due has accrued during any reporting period, a written statement to that effect shall be provided.

Section 6.2. Royalty Report Contents. Royalty Reports, which shall be deemed Confidential Information under Section 10.9, shall detail (i) the number, description, and aggregate Net Selling Prices of the Licensed Products and/or Licensed Methods sold during the preceding calendar quarter for which a royalty is payable as provided in Article V and (ii) Other Sublicense Revenue as provided in Section 5.4. The Royalty Report shall also set forth in aggregate (i) actual amounts received by Licensee or its sublicensees for Licensed Products and/or Licensed Methods, during the preceding quarter in each country in which Licensed Products and/or Licensed Methods were sold, segmented on a country-by-country basis; (ii) deductions itemized by category from such actual amounts paid to arrive at Net Selling Prices; (iii) the currency conversion rate used and the U.S. dollar-equivalent of such Net Selling Prices; (iv) the calculation of royalties thereon; (v) any deductions or royalty offsets allowed hereunder; and (vi) all Other Sublicense Revenues and the calculation of amount due to Licensor thereunder; provided, however, that in the case of actual amounts paid and deductions from such actual amounts paid for the Net Selling Price of Licensed Products sold by a sublicensee, if such sublicensee does not account for or report actual amounts paid or deductions from actual amounts paid on a product-by-product and country-by-country basis in certain regions, or does not account for or report deductions from such amounts on an itemized basis, then, in each case, Licensee’s report regarding such sublicensee’s actual amounts paid, deductions from actual amounts paid, and Net Sales need contain only the same level of detail that is reported to Licensee by such sublicensee.

Section 6.3. Payment of Royalties. Concurrently with the submission of each such report, Licensee shall pay to Licensor royalties at the rate specified in Article V of this Agreement on the Licensed Products and Licensed Methods included therein, as well as Sublicense Revenue.

Section 6.4. Place of Payment and Conversion. All monies due Licensor shall be payable in United States funds at Cary, North Carolina. When Licensed Products or Licensed Methods are sold for monies other than United States dollars, the earned royalties shall first be determined in the foreign currency of the country in which such Licensed Products or Licensed Methods were sold and then converted into equivalent United States funds. The exchange rate shall be the rate used by the reporting party (i.e., Licensee or its Affiliate or sublicensee) for its financial reporting purposes in accordance with Generally Accepted Accounting Principles (or foreign equivalent) or, in the absence of such rate, that reported in the Wall Street Journal on the last business day of the reporting period.

Section 6.5. Foreign Taxes. Any tax for the account of Licensor required to be withheld by Licensee under the laws of any foreign country, may be deducted by Licensee from any royalty due hereunder and shall be promptly paid by Licensee for and on behalf of Licensor to the appropriate governmental authority, and Licensee shall furnish Licensor with proof of payment of such tax. Licensee shall be responsible for all bank transfer charges.

Section 6.6. Term of Royalty Payment Obligation. On a Licensed Product-by-Licensed Product or Licensed Method-by-Licensed Method and country-by-country basis, the obligation to pay royalties shall begin on the first commercial sale of a Licensed Product or Licensed Method in a country and expire upon the earlier of twenty (20) years after the Effective Date or the expiration (including, for such purpose, revocation, unappealable determination of unenforceability or invalidity, abandonment, disclaimer, denial, or admission of unenforceability or invalidity, all as set forth in the definition of Valid Claim) of the last-to-expire Valid Claim of the Licensed Intellectual Property covering the manufacture, use, sale, offer for sale, or import of such Licensed Product or Licensed Method in such country. For clarity, no royalty shall be payable with respect to a Licensed Product or Licensed Method in a country if, at the time of sale in such country, no Valid Claim of the Licensed Intellectual Property covers any of the manufacture, use, sale, offer for sale and import of such Licensed Product or Licensed Method in such country. Upon expiration of Licensee’s obligation to pay royalties with respect to a Licensed Product or Licensed Method in a country, the license granted to Licensee hereunder with respect to such Licensed Product or Licensed Method in such country shall become royalty-free, fully-paid, irrevocable and perpetual; provided, however, that royalties accrued but not paid prior to such expiration shall be payable with the next report made under the provisions of this Article VI.

Section 6.7. Termination Report. Licensee agrees to submit a written Royalty Report and payment to the Licensor within [**] after the date of any termination of this Agreement if the Licensee continues to sell Licensed Product and Licensed Methods in accordance with Section 8.5 of this Agreement, otherwise within [**] after the date of any termination of this Agreement, on which royalty is payable hereunder but that were not previously reported to Licensor.

Section 6.8. Late Payments. In the event any payment due hereunder is not received by Licensor within [**] of the date due, Licensee shall pay to Licensor interest charges calculated from the due date until such payment is paid at a rate equal to the lesser of (i) the prime rate as reported in The Wall Street Journal on the date such payment is due, plus an additional [**] percent per annum ([**]%), or (ii) the maximum rate allowed under applicable law.

Section 6.9. Records and Audits. Licensee shall keep or cause to be kept accurate records in sufficient detail to enable the calculation of all payments payable hereunder to be determined. All such records shall be deemed to be Confidential Information of Licensee subject to the terms and conditions of Section 10.9 hereof. During the Term and for a period of [**] following the termination of this Agreement, upon the request of Licensor (but not more frequently than [**]) an independent public accountant selected and paid by Licensor, and approved by Licensee, such approval not to be unreasonably denied, shall be allowed access, during ordinary business hours, to such records pertaining to the preceding [**] solely to verify the accuracy of royalty payments made or payable hereunder. The Parties shall mutually determine a general strategy for such audit in advance of its conduct. If any audit performed under this Section 6.9 shall indicate that any payment due hereunder was underpaid, Licensee shall promptly pay to Licensor the amount of such underpayment plus interest calculated from the due date until such underpayment is paid, at a rate equal to that specified in Section 6.8. If any audit performed under this Section 6.9 shall indicate that any payment due hereunder was overpaid, Licensor shall be entitled to a credit against future payments in the amount of such overpayment without interest. If any audit performed under this Section 6.9 shall indicate that any payment hereunder was in error to Licensor’s detriment by more than [**] percent ([**] %) for any calendar year, Licensee shall pay the cost of such audit.

ARTICLE VII

PATENT PROSECUTION AND ENFORCEMENT

Section 7.1. Prosecution and Maintenance. Licensor shall apply for, seek issuance of, and maintain, during the Term of this Agreement, the Licensed Intellectual Property within the Fields of Use, owned or controlled, in the United States, and in such foreign countries as requested by Licensee, as requested and paid for by Licensee. Prosecuting attorneys jointly represent the Licensor and Licensee, and shall take instruction from Licensee (after Licensee’s consultation with Licensor). In the event that the Licensor and Licensee disagree about the instructions to the prosecuting attorneys, Licensor shall in all instances defer to Licensee so long as claims are not reduced by Licensee except as required by patent examiners for the express purpose of issuance of claims. Licensor, at its expense, may hire separate counsel to represent Licensor. Licensee shall cause the prosecuting attorneys, the selection of which shall be reasonably acceptable to Licensor, to provide timely copies to Licensor of all communications to and from the applicable patent offices concerning prosecution of the Licensed Intellectual Property within the Fields of Use, and consult with Licensor concerning such prosecution. All such communications and consultations between the prosecuting attorneys, the Parties and/or the Inventor regarding the Licensed Intellectual

Property and preparation, filing, prosecution and/or maintenance of the patents and/or patent applications relating thereto shall be deemed Confidential Information under Section 10.9. In addition, the Parties acknowledge and agree that the interests of the Parties with regard to the Licensed Intellectual Property and preparation, filing, prosecution and/or maintenance of the patents and/or patent applications relating thereto, are aligned and are legal in nature. The Parties agree and acknowledge that the Parties have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege, including, but not limited to, privilege under the common interest doctrine or any related doctrine.

Section 7.2. Expenses for Prosecution and Maintenance.

(a) Licensee shall pay all patent filing, prosecution, and maintenance fees and legal expenses for the Licensed Intellectual Property in the United States and in such foreign countries as determined by Licensee. Licensee shall make said payments within [**] of receipt of the billing statements from the prosecuting attorneys.

(b) Licensee shall notify Licensor of a decision to discontinue paying for prosecution or maintenance of an application or patent of the Licensed Intellectual Property in a country at least [**] in advance of any applicable patent prosecution or maintenance deadline. Licensee’s decision to discontinue prosecution or maintenance of an application or patent of the Licensed Intellectual Property in a country shall terminate Licensee’s grant in Section 3.1 to such Licensed Intellectual Property in such country. Licensor shall have the option but not the obligation to prosecute or maintain such Licensee discontinued application or patent at Licensor’s expense.

Section 7.3. Interference. The Parties agree that inter partes reexamination type proceedings and/or interference actions conducted within the applicable patent office shall be considered part of prosecution.

Section 7.4. Prosecution oflnfringement and Patent Defense.

(a) Infringement. If either Party learns of (i) any infringement or potential infringement of the Licensed Intellectual Property in the Field of Use by a third party and/or (ii) any claim by a third party that a patent of the Licensed Intellectual Property in the Field of Use is invalid, it shall promptly notify the other Party. In that event, as long as Licensee enjoys the exclusive license granted under Section 3.1 herein, Licensee shall have the first right, but not the obligation, at its own expense, to prosecute such infringement or to compromise or settle such claim (an “Action”). If Licensee cannot prosecute or defend such Action in its own name, Licensor agrees to sign and deliver to Licensee the documents necessary for Licensee to prosecute or defend such Action in the name of Licensor. Licensee shall not compromise or settle such Action in any way that directly and adversely affects the scope, validity or enforceability of the Licensed Intellectual Property, without the Licensor’s prior written consent, which consent shall not be umeasonably withheld or delayed. Licensor shall reasonably cooperate with Licensee in connection with such Action, at Licensee’s expense. Any recovery that Licensee receives from such Action or the compromise or settlement thereof, shall be used to first reimburse Licensee for its out of pocket costs of prosecuting or defending the Action (but not such expenses as employee salary or overhead). The sum remaining after deduction of Licensee’s out of pocket expenses shall be treated as follows: (a) for any recovery which is based upon lost sales or lost profits, Licensee shall pay to Licensor royalties in accordance with Section 5.2, based upon the Net Selling Price used to compute the recovery and (b) for any recovery based upon treble damages, Licensee shall pay Licensor [**] percent ([**]%) of the recovery. If Licensee elects to not pursue an Action, Licensor may, but shall not be required, to pursue such Action on its own, at its own expense, keeping any proceeds from such Action for itself.

(b) Defense. If a legal proceeding is instituted that challenges the validity of all or a portion of the Licensed Intellectual Property, and such proceeding is a direct result of action or conduct of the Licensee, the Licensee shall have the obligation to provide, at its own expense, a reasonable defense of the challenged Licensed Intellectual Property, with counsel reasonably acceptable to the Licensor. In no event shall the Licensee take or fail to take a course of action in the defense which shall cause a loss of all or part of the Licensed Intellectual Property without the Licensor’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(c) Licensor Obligations. Licensor has no obligation to bring an action for infringement of the Licensed Intellectual Property or to defend any action challenging the validity of the Licensed Intellectual Property, excepting for its obligation to cooperate with an action by the Licensee under Section 7.4(a).

Section 7.5. Assertion of lnvalidity of Licensed Intellectual Property.

(a) In the event Licensee intends to assert in any forum that any of the Licensed Intellectual Property is invalid, unenforceable, or unpatentable, Licensee shall, not less than [**] prior to making any such assertion, provide to Licensor a complete written disclosure of each and every basis then known to Licensee for such assertion and, with such disclosure, shall provide Licensor with a copy of any document or publication upon which Licensee intends to rely in support of such assertion. Licensee’s failure to comply with this provision shall constitute a material breach of this Agreement.

(b) Assertion by Licensee, subsequent to the date of its execution of this Agreement, of the invalidity or unenforceability of any claim of any Licensed Intellectual Property in a declaratory judgment action may, at the option of Licensor, be conclusively presumed to constitute Licensee’s termination of this Agreement, as of the filing date of the declaratory judgment action, of its license in respect to such claim and of its obligation under this Agreement for payment of royalties in respect to Licensee’s future operations under the claim (but not under any other claim).

ARTICLE VIII

TERM AND TERMINATION

Section 8.1. Term. This Agreement shall continue in force from the Effective Date until the Agreement is terminated as provided for herein (the “Term”).

Section 8.2. Termination by Licensee. Licensee may terminate this Agreement, and the rights and licenses granted hereunder, effective at any time by giving ninety (90) days prior notice to Licensor.

Section 8.3. Termination for Breach. In the event a Party shall be in default or breach of any material provision of this Agreement (“Breaching Party”), the other Party (“Non-Breaching Party”) may give written notice of such default or breach (“Notice of Default”). If the Breaching Party fails to cure the default or breach set forth in the Notice of Default within [**], the Non-Breaching Party may elect to terminate this Agreement at any time thereafter that is within [**] of the Notice of Default (and prior to the Breaching Party’s cure of the applicable default or breach if cured within such [**] period) by sending a notice (“Notice of Termination”) which shall be effective upon the date such Notice of Termination is sufficiently given pursuant to Section 10.3. For clarity, the Non-Breaching Party shall not have the right to send a Notice of Termination after the Breaching Party’s cure of the applicable default or breach.

Section 8.4. Effect of Termination. Termination of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination nor deprive either Party from any rights that survive termination as described in Section 8.6.

Section 8.5. Disposition of Inventory. Upon any termination of this Agreement prior to its expiration, Licensee shall have the privilege of disposing of all previously made or partially made Licensed Products or, if tangible, Licensed Methods within a period of [**] after termination. The sale of such Licensed Products or Licensed Methods shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties earned under Section 5.2 at the rate and amount, and at the time provided herein and the rendering of reports thereon.

Section 8.6. Survival. Termination or expiration of this Agreement for any reason shall not release either Party from any liabilities or obligations set forth in this Agreement that either (i) the Parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

Section 8.7. Cumulative Rights and Remedies. Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law or in equity or otherwise.

Section 8.8. Amicable Dispute Resolution. Any controversy or dispute arising out of or m connection with this Agreement, its interpretation, performance, or termination, but excluding validity or enforceability of Licensed Intellectual Property, that the Parties are unable to resolve within [**] after written notice by one Party to the other of the existence of such controversy or dispute shall be referred to mediation. Unless the Parties agree otherwise, the mediation shall be conducted in accordance with the International Chamber of Commerce Amicable Dispute Resolution rules in effect on the date of the written notice of the existence of such controversy or dispute by a mediator mutually selected by the Parties. Within [**] after the mediator has been selected as provided above, both Parties and their respective attorneys shall meet with the mediator for one mediation session of at least [**], it being agreed that each Party representative attending such mediation session shall be a corporate officer or member of the board of directors with authority to settle the dispute. If the dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either party may give the other and the mediator a written notice declaring the mediation process at an end.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

Section 9.1. Licensor Representations and Warranties. Licensor represents and warrants to Licensee as follows:

(a) Licensor has the right, power and authority to enter into this Agreement, and has complied with all corporate formalities required for the execution of this Agreement;

(b) Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensed Intellectual Property, and Licensor has the right to grant and assign, as applicable, to Licensee all rights and licenses granted and assigned, as applicable, under this Agreement;

(c) Licensor has good title to the Licensed Intellectual Property, free and clear of all liens, claims, security interests, pledges and other encumbrances, including without limitation any liens, claims, security interests, pledges and other encumbrances of Inventor’s former employer, Spyryx Biosciences, Inc.;

(d) Licensor is not a party to any agreement that conflicts with this Agreement, and Licensor has not granted to any third party any right, license, or privilege that conflicts with, or that would be breached or otherwise violated by, this Agreement;

(e) Licensor is an Accredited Investor (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended).

Section 9.2. Licensee Representations and Warranties. Licensee represents and warrants to Licensor that it has the right, power and authority to enter into this Agreement, and has complied with all corporate formalities required for the execution of this Agreement.

Section 9.3. Warranty Limitation. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE SET FORTH IN SECTION 9.1, EXTENDS NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITY WHATSOEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY LICENSEE, AFFILIATES, SUBLICENSEES, ITS VENDEES, OR OTHER TRANSFEREES OF PRODUCTS OR METHODS INCORPORATING, MADE BY, PRACTICED OR USED PURSUANT TO (i) LICENCED INTELLECTUAL PROPERTY LICENSED UNDER THIS AGREEMENT OR (ii) INFORMATION, IF ANY, FURNISHED UNDER THIS AGREEMENT. Licensor shall have no liability whatsoever to Licensee, Licensee’s Affiliates, sublicensees, or any other person or entity for or on account of any injury, loss, or damage, of any kind or nature, sustained by, any damage assessed or asserted against, or any other liability incurred by or imposed on Licensee, Licensee’s Affiliates, sublicensee, or any other person arising out of or in connection with or resulting from (i) the manufacture, use, import, or sale of any Licensed Product or Licensed Methods, or the practice of the Licensed Intellectual Property by Licensee, its distributors, its affiliates or its customers; or (ii) any advertising or other promotional activities with respect to any of the foregoing by Licensee, its distributors, its affiliates or its customers.

Section 9.4. Negation of lmplications. Nothing in this Agreement shall be construed as (i) a warranty or representation by Licensor as to the validity or scope of any Licensed Intellectual Property; (ii) a warranty or representation by Licensor that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties; or (iii) an obligation of Licensor to bring or prosecute actions or suits against third parties for patent infringement except as provided in Section 7.4.

Section 9.5. Damage Limitation. In no event shall either Party be liable to the other Party for any incidental, special or consequential damages resulting from the exercise of the license granted pursuant to this Agreement or due to any breach of this Agreement.

Section 9.6. Product Specifications and Warranties. Licensor assumes no responsibility for the product specifications, manufacture, sale or end-use of any Licensed Product or Licensed Methods that are manufactured by, or for, or sold, or otherwise disposed of by Licensee, Affiliates, or sublicensees. All warranties made or to be made, if any, in connection with Licensed Product or Licensed Methods shall be made by Licensee and none of such warranties shall directly or by implication obligate in any way Licensor.

Section 9.7. Insurance.

(a) Licensee and sublicensees shall carry general liability msurance m an amount of $[**] upon the Effective Date.

(b) Prior to the first use of a Licensed Product or Licensed Methods in humans and continuing through any time that the Licensed Product or Licensed Methods is used in humans for experimental purposes prior to first commercial sale, regardless of the jurisdiction or territory in which the first commercial sale occurs, Licensee, at its sole cost and expense, shall insure such party’s activities in connection with its exercise of rights under this Agreement, through clinical trial insurance and obtain, keep in force, and maintain insurance in appropriate amounts within industry standards.

(c) Prior to first commercial sale, regardless of the jurisdiction or territory in which the first commercial sale occurs, and continuing through a period [**] following the termination of this Agreement, Licensee, at its sole cost and expense, shall insure such party’s activities in connection with its exercise of rights under this Agreement through product liability insurance and obtain, keep in force, and maintain insurance in appropriate amounts within industry standards.

Section 9.8. Indemnification. Licensee shall defend, indemnify and hold harmless Licensor and its Affiliates (each individually an “Indemnified Party,” and collectively the “Indemnified Parties”), from and against any and all liabilities, losses, damages, costs or expenses (including reasonable attorneys’ fees) (individually a “Liability” and collectively the “Liabilities”) arising from a third-party demand, claim or action to the extent such demand, claim or action results from Licensee’s, Affiliate’s, or sublicensee’s development, manufacture, import, use, offer to sell or sale of Licensed Products or Licensed Methods pursuant to this Agreement; provided, however, that Licensee shall have no obligation under this Section 9.8 to the extent a Liability results or arises from the negligence or willful misconduct of an Indemnified Party. Each Party shall promptly notify the other of any claim or action giving rise to Liabilities subject to the provisions of this Section 9.8. Licensee shall have the right, as allowed by applicable law, to defend, settle or compromise any such demand, claim or action, at its cost and expense, and shall keep Licensor informed of developments with respect to any such demand, claim or action. Licensor shall cooperate and shall cause the Indemnified Parties to cooperate with Licensee in the defense, settlement or compromise of any such demand, claim or action. Licensee shall not settle or compromise any such demand, claim or action in a manner that admits any wrongdoing by or imposes any restrictions or obligations on an Indemnified Party, without the prior consent of such Indemnified Party, which consent shall not be unreasonably withheld.

ARTICLEX

GENERAL PROVISIONS

Section 10.1. No Waiver. No failure on the part of either Party to exercise, and no delay in exercising, any right shall be construed as a waiver thereof, nor shall any single or partial exercise by either Party of any right preclude any other future exercise thereof or the exercise of any other right.

Section 10.2. Force Majeure. If the performance of this Agreement or of any obligation hereunder (other than an obligation to make payments hereunder) is prevented, restricted or interfered with by reason of any acts or circumstances beyond the reasonable control of the obligated Party, the obligated Party shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, the obligated Party shall promptly advise the other Party of the existence of such prevention, restriction or interference, shall use its best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder whenever such causes are removed.

Section 10.3. Notices. All notices, reports, requests or demands required or permitted under this Agreement shall be sent by certified mail or by air courier, properly addressed to the respective Parties as follows:

If to Licensor:

Vivarta Therapeutics, L.L.C.

203 Woodside Glen Place

Cary, North Carolina 27519

Email: [**]

If to Licensee:

Lung Therapeutics, Inc.

2801 Via Fortuna, Suite 425

Austin, Texas 78746

Email: [**]

or to such addresses as the Parties hereto may designate for such purposes during the Term. Notices shall be deemed to have been sufficiently given or made upon receipt by the Party. Communications via email shall not constitute Notice under this Agreement, unless the Parties agree in writing to such acceptance.

Section 10.4. Independent Contractors. No agency, partnership or joint venture 1s hereby established; each Party shall act hereunder as an independent contractor. Neither Licensor nor Licensee shall enter into, or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other Party any contractual obligations, expenses or liabilities whatsoever.

Section 10.5. Assignment. Licensee shall have the right, without the consent of Licensor, to assign or transfer this Agreement or any or all of its rights hereunder to any person, provided that such person expressly assumes the relevant and corresponding obligations of this Agreement. Any assignment in derogation of the foregoing shall be void.

Section 10.6. Marking. Licensee shall mark or cause to be marked the Licensed Products and, if tangible, Licensed Methods, made, imported, used, offered for sale or sold pursuant to this Agreement with such references to the Licensed Intellectual Property as are required by the applicable laws of the territories in which such Licensed Products or Licensed Methods are made, imported, used, offered for sale or sold.

Section 10.7. No Third-Party Beneficiary. Nothing m this Agreement, express or implied, is intended to confer on any person other than the Parties hereto, Licensee’s Affiliates, and Licensor’s Affiliates, or their respective permitted successors and assigns, any benefits, rights or remedies.

Section 10.8. Publicity. Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either Party by the other Party (including contraction, abbreviation or simulation of any of the foregoing) without prior written approval, which approval may be given in the sole discretion of Party owning such intellectual property. Approval by e-mail shall constitute “written approval.”

Section 10.9. Confidential Information. For the purpose of this Agreement, the term “Confidential Information” shall mean, with respect to a Party, any information disclosed by such Party (for such purpose, the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement. The Receiving Party (i) shall hold Confidential Information it has received in confidence during the Term and for a period of [**] thereafter; (ii) shall use such Confidential Information only for performance of its obligations under this Agreement; and (iii) shall not disclose such Confidential Information to third parties without the consent of the Disclosing Party. If Confidential Information of Licensor must be disclosed by Licensee to individuals such as employees, agents, or Affiliates to effectuate the development and commercialization of Licensed Products or Licensed Methods pursuant to this Agreement, each such individual must be bound by an obligation of confidentiality substantially the same as this Section 10.9. For the purposes of this Agreement, Confidential Information shall not include information that:

(a) was known to the Receiving Party or its Affiliates prior to disclosure by the Disclosing Party (other than through disclosure on a confidential basis by the Disclosing Party or its Affiliates) as evidenced by the Receiving Party’s or its Affiliate’s prior written records;

(b) is disclosed to the Receiving Party or its Affiliates by a third party, except if such disclosure is made on a confidential basis or in violation of a confidentiality obligation to the Disclosing Party or its Affiliates;

(c) is or becomes public knowledge other than by the Receiving Party’s breach of this confidentiality obligation;

(d) in the case of Licensee as the Receiving Party, must be disclosed to government authorities for the purpose of seeking marketing approval of Licensed Products or Licensed Methods pursuant to this Agreement;

(e) the Receiving Party must disclose in connection with filing or prosecuting any patent application within the scope of the Licensed Intellectual Property; or

(f) the Receiving Party or its Affiliates independently develops or discovers without use of or reference to the Confidential Information as evidenced by written records.

In addition, the Receiving Party shall not be prohibited from disclosing Confidential Information that it must disclose, pursuant to a requirement of law, provided the Receiving Party has given the Disclosing Party prompt notice of such fact, so the Disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the confidentiality obligations of this Section 10.9. The Receiving Party shall fully cooperate with the Disclosing Party in connection with the Disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, or the Disclosing Party waives such compliance, the Receiving Party shall make such disclosure, but only to the extent such disclosure is legally required, and shall use reasonable efforts to have confidential treatment accorded to the disclosed Confidential Information.

All Confidential Information shall be returned to the Disclosing Party by the Receiving Party upon request by the Disclosing Party upon the termination of this Agreement, with the exception of a single copy to be retained by the Receiving Party in a confidential file for the purpose of determining compliance with this confidentiality obligation.

Section 10.10. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

Section 10.11. No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

Section 10.12. Headings. The headings and titles to the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision herein.

Section 10.13. Governing Law. This Agreement, including all matters of construction, validity, and performance, shall be governed by and construed and enforced in accordance with the laws of the State of New York, as applied to contracts made, executed, and to be fully performed in such state by citizens of such state, without regard to its conflict of law rules, except that questions affecting the construction and effect of any Licensed Intellectual Property shall be determined by the law of the country in which the patent was granted or is being prosecuted. The Parties hereto agree that the exclusive jurisdiction and venue for any action brought between the parties under this Agreement shall be the state courts or federal courts of New York, and each of the Parties hereby agrees and submits itself to the exclusive jurisdiction and venue of such courts for such purpose.

Section 10.14. Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any applicable jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding. In the event a part or provision of this Agreement held unenforceable or in conflict with law affects consideration to either Party, the Parties agree to negotiate in good faith amendment of such part or provision in a manner consistent with the intention of the Parties as expressed in this Agreement.

Section 10.15. Interpretation. The use in this Agreement of the term “including” means “including, without limitation.” Unless otherwise specifically stated, the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement.

Section 10.16. Integration. This Agreement constitutes the entire agreement between the Parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements, representations, understandings and commitments with respect thereto. No terms or provisions of this Agreement shall be varied, extended or modified by any prior or subsequent statement, conduct or act of either of the Parties, except by a written instrument specifically referring to and executed in the same manner as this Agreement.

SIGNATURE PAGE TO

FOLLOW

IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.

“Licensee”	“Licensor”

LUNG THERAPEUTICS, INC.	VIVARTA THERAPEUTICS, LLC

/s/ Brian Windsor	/s/ Dale Christensen
Brian Windsor	Dale Christensen

Chief Executive Officer	Manager
Date: 03/08/2018	Date 08 Mar 2018

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